Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2011, relating to the consolidated financial statements of Clearwire Corporation and subsidiaries, and the effectiveness of Clearwire Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Clearwire Corporation for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
February 28, 2011